AMENDED AND RESTATED

                       CERTIFICATE OF DETERMINATION OF THE

                    RIGHTS, PREFERENCES AND PRIVILEGES OF THE

              SERIES B CONVERTIBLE PREFERRED STOCK, $1.00 PAR VALUE

                                       OF

                                       ZAP

I. The Certificate of Determination of the Rights, Preferences, and Privileges of the Series B Convertible Preferred Stock, $1.00 Par Value, of the Company is hereby amended and restated as follows:

         (a) Gary Starr and Joni Arellanes hereby certify that they are the duly elected and acting Chief Executive Officer and Secretary, respectively, of ZAP, a California corporation (the "Company").

         (b) The Company is authorized to issue Ten Million (10,000,000) shares of Preferred Stock. The number of shares being authorized in the series of Preferred Stock designated as "Series B Convertible Preferred Stock, Par Value $1.00" is Four Million Eight Hundred Thousand (4,800,000). There are no shares of said Series B Preferred Stock outstanding as of the date of this Amended and Restated Certificate of Determination.

         (c) Pursuant to authority given by said Company's Articles of Incorporation, the Board of Directors of the Company on September 28, 2001 duly adopted the following recitals and resolutions:

         "WHEREAS, the Articles of Incorporation of the Company authorize the issuance of Ten Million (10,000,000) shares of Preferred Stock, issuable from time to time in one or more series; and,

         WHEREAS, the Board of Directors of the Company is authorized by the Articles of Incorporation to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series and to determine the designation thereof; and

         WHEREAS, it is the desire of the Board of Directors of this Company, pursuant to its authority as aforesaid, to fix the rights, preferences, privileges and restrictions relating to a series of said Preferred Stock and the number of shares constituting and the designation of such series;

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

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to a series of Preferred Stock as follows:

1. Designation. The designation of such series of Preferred Stock is "Series B Convertible Preferred Stock, Par Value $1.00" (hereinafter referred to as the "Series B Preferred Stock").

2. Number of Shares in Series. The number of shares constituting the Series B Preferred Stock shall be Four Million Eight Hundred Thousand (4,800,000), none of which are outstanding.

3. Dividends. Following payment in full of the Series A-1 Preferred Stock cumulative dividend and the Series A-2 Preferred Stock cumulative dividend, and prior to any distributions of dividends to the holders of Common Stock, the holders of outstanding Series B Preferred Stock shall be entitled to receive a dividend at a rate of 8% per annum of the stated value of the Series B Preferred Stock (the "Series B Dividend Preference"). Dividends are payable upon June 30 of each year. The dividend shall be payable in cash or in Common Stock at the Company's option. No dividends or other distributions shall be paid with respect to the Common Stock until the entire amount of the Series B Dividend Preference shall have been declared and paid.

      3.1. Definition of "Distribution". For purposes of this Section 3, unless the context otherwise requires, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than solely in Common Stock, or the purchase or redemption of shares of the Company for cash or property, including any such transfer, purchase or redemption by a subsidiary of the Company. The foregoing notwithstanding, "distribution" shall not include: (i) the repurchase of Common Stock held by employees, officers, directors or consultants of the Company upon the termination of their employment or services, under rights of first refusal or rights to prevent or limit the transfer of such shares, all pursuant to terms of agreements providing for such repurchase; or (ii) a distribution of assets of the Company upon liquidation as provided for in Section 4.

4. Liquidation Preference. In the event of the liquidation, dissolution or winding up of the Company, either voluntary or involuntary, and following payment in full of the Series A-1 Preferred Stock Liquidation Preference and the Series A-2 Preferred Stock Liquidation Preference, the holders of Series B Preferred Stock shall be entitled to receive, on a ratable basis out of the assets available for distribution to shareholders, prior to and in preference to any distribution of any of the assets of



                                      -2A-
      the Company to the holders of Common Stock, and ratable with any other series of Preferred Stock (other than the Series A-1 Preferred Stock and the Series A-2 Preferred Stock) based on the respective cost per share of each other series, the amount of $1.00 per share (the "Series B Liquidation Preference"). Following payment in full of the Series B Liquidation Preference and the liquidation preferences (the cost of the shares) of any other series of Preferred Stock, the holders of the Series B Preferred Stock shall participate with any other series of Preferred Stock then outstanding and the Common Stock on a pro rata per share basis in all additional distributions made upon liquidation, with each share of Series B Preferred Stock and the other shares of Preferred Stock being deemed to equal that number of shares of Common Stock into which that share of Preferred Stock could be converted as of the date of the distribution; provided, however, that the Series A-1 Preferred Stock and the Series A-2 Preferred Stock shall not participate in such additional distributions.

5. Merger; Sale of Assets. Except as provided below, any acquisition of the Company shall be considered a liquidation and the holders of the Series B Preferred Stock shall receive at the close of such transaction cash, securities or other property. Whenever the consideration is payable in securities or property other than cash, the value shall be the fair market value of such securities or other property as determined in good faith by, and in the reasonable judgment of, the Board of Directors without regard to acounting treatment. For the purpose of this Section 5, an acquisition shall consist of the following transactions:

      5.1. Merger. A merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities, cash or other consideration issued by another corporation, its subsidiary or another business entity, except when:
            (i) the sole purpose of the reorganization is to reincorporate the Company in another jurisdiction; or (ii) if the securities to be received by the holders of Series B Preferred Stock possess the same rights, preferences, privileges and restrictions as the stock which they held prior to the reorganization; and

      5.2. Sale of Assets. A sale of all or substantially all assets of the Company; provided, however, that a lease, pledge, mortgage or the granting of a security interest in all or substantially all of the assets of the Company shall not be considered an acquisition for the purposes of this Section 5.

6. Conversion of Shares The Series B Preferred Stock shall be convertible into shares of Common Stock of the Company under the following circumstances:

      6.1. Option of Holder. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance.



                                      -3A-

      6.2. Automatic Conversion. Each share of Series B Preferred Stock shall be converted automatically into shares of Common Stock on the day immediately following the thirtieth (30th) consecutive trading day on which the closing price of the Company's Common Stock was equal to or exceeded the amount of $2.00 per share. For purposes of this Certificate of Determination, the "closing price" shall mean the closing price of the Company's Common Stock on the principal trading market as reported by Bloomberg LP or a comparable reporting service of national reputation.

7.    Manner of Conversion

      7.1. Conversion at Option of Holder.. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 6.1, that shareholder must surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series B Preferred Stock, and give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

      7.2. Automatic Conversion If conversion takes place pursuant to Section 6.2, all outstanding shares of the Series B Preferred Stock will, on the day immediately following the thirtieth (30th) consecutive trading day on which the closing price for the Company's Common Stock was equal to or exceeded the amount of $2.00 per share, be deemed to have been converted to Common Stock regardless of whether the holders of the Series B Preferred Stock tender their Series B Preferred Stock share certificates for cancellation.

8. Number of Shares Issuable Upon Conversion Each share of Series B Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series B Preferred Stock Issue Price by the Conversion Price at the time in effect for such series. The "Original Series B Issue Price" shall be $1.00 per share. The "Conversion Price" per share for shares of Series B Preferred Stock shall be the greater of $0.75 per


                                      -4A-
      share or the Variable Conversion Price for those shares. The "Variable Conversion Price" means an amount equal to 90% of the average closing price on the five (5) trading days immediately preceding the day on which the Company receives notice of conversion; provided, however, that the Variable Conversion Price shall not exceed the amount of $2.00 per share. The Conversion Price shall be adjusted from time to time in the manner set forth in Section 9.

9. Conversion Price Adjustments of Series A Preferred Stock The Conversion Price shall be subject to adjustment from time to time as follows:

      9.1. Definition - Additional Stock "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 9.6) by the Company after the issuance date for the Series B Preferred Stock other than: (i) shares of Common Stock, net of repurchases, issued or issuable to employees, directors, consultants or advisors under stock option, warrants and restricted stock purchase agreements and such other number of shares of Common Stock as may be fixed by the Board of Directors of the Company, issuable or issued to employees, directors, consultants or advisors of the Company directly or pursuant to stock option or restricted stock purchase plans approved by the stockholders and directors of the Company, or (ii) Common Stock issued upon conversion of any series of Preferred Stock.

      9.2. Method of Adjustment If the Company shall issue any Additional Stock without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section 9) be adjusted to a price determined by multiplying such Conversion Price by a fraction:

            (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (for purposes of this calculation only, including in the number of shares of Common Stock outstanding the number of shares of Common Stock presently issuable upon the conversion of all outstanding shares of Preferred Stock at the Conversion Prices in effect immediately prior to such issuance) plus the number of shares of Common Stock which the aggregate consideration received by the Company for the shares of such Additional Stock so issued would purchase at the Conversion Price in effect prior to such issuance, and

            (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (for purposes of



                                      -5A-
            this calculation only, including in the number of shares of Common Stock outstanding the number of shares of Common Stock presently issuable upon the conversion of all outstanding shares of Preferred Stock at the Conversion Prices for such shares in effect immediately prior to such issuance) plus the number of such shares of Additional Stock so issued.

      9.3. Minor Adjustments No adjustment of the Conversion Price shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the extent provided for in Sections 9.6.4 and 9.7, no adjustment of such Conversion Price for the Series B Preferred Stock pursuant to this Section 9 shall have the effect of increasing the Conversion Price for the Series B Preferred Stock above the Conversion Price for that series in effect immediately prior to such adjustment.

      9.4. Payments in Cash In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

      9.5. Payments Other than in Cash In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board of Directors irrespective of any accounting treatment.

      9.6. Options and Convertible Securities In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply:

            9.6.1. Option Issuance. The aggregate maximum number of shares of
                   Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 9.4 and 9.5), if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price


                                      -6A-
                   provided in such options or rights for the Common Stock covered thereby.

            9.6.2. Convertible Securities Issuance The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights.

            9.6.3. Change in Number of Shares Issuable In the event of any change in the number of shares of Common Stock deliverable or any increase in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series B Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

            9.6.4. Expiration Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series B Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities; provided, however, that this



                                      -7A-
                   section shall not have any effect on any conversion of Series B Preferred Stock prior to such expiration or termination.

      9.7. Stock Splits, Subdivisions In the event the Company should at any time or from time to time after the issuance date for the Series B Preferred Stock fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the number of shares of outstanding Common Stock.

      9.8. Reverse Splits, Combinations If the number of shares of Common Stock outstanding at any time after the issuance date for the Series B Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the outstanding shares of Common Stock.

      9.9. Other Distributions If the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 9.6, then, in each such case for the purpose of this Section 9.9, the holders of the outstanding Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

      9.10. Recapitalizations If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or


                                      -8A-
            merger or sale of assets transaction provided for elsewhere in this Certificate of Determination), provision shall be made so that the holders of the outstanding Series B Preferred Stock shall thereafter be entitled to receive upon conversion of their Series B Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, as though they were holders of the number of shares of Common Stock into which their shares could be converted on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 9 with respect to the rights of the holders of the outstanding Series B Preferred Stock after the recapitalization so that the provisions of this Section 9 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

10. No Fractional Shares. No fractional shares shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall make a cash payment equal to the current fair market value of such fractional interest, as determined in good faith by the Board of Directors, which determination shall be conclusive and binding.

11. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, in addition to such other remedies as shall be available to the holders of such Series B Preferred Stock, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

12. Voting Rights. Except as otherwise required by law, and except as specifically set forth elsewhere in this Amended and Restated Certificate of Determination, the shares of Series B Preferred Stock shall be voted equally with the shares of the Company's Common Stock, and not as a separate class, on all matters submitted to the Company's shareholders for their approval or consent. Each share of Series B Preferred Stock will have a number of votes equal to the number of shares of Common Stock into which that share could be converted on the date of the vote or consent.

13. Protective Provisions. So long as shares of Series B Preferred Stock are outstanding, the Company shall not without first obtaining the approval of the


                                      -9A-
      holders of at least a majority of the outstanding Series B Preferred Stock voting separately as a series (i) change the number of the authorized number of shares of Series B Preferred Stock; (ii) effect a dissolution, liquidation or winding-up of the Company; (iii) change the number of members of the Board of Directors; (iv) effect any merger of the company if (a) the Company is not the surviving entity or (b) the Company is the surviving entity, but the shareholders of the Company prior to the merger hold less than 50% of the outstanding shares following the merger; (v) effect the sale of substantially all the assets of the Company, other than in connection with any financing of the Company if the Company will continue to conduct ordinary business operations thereafter; or (vi) authorize or issue any class or series of which has rights, preferences or privileges which are greater than those of the Series B Preferred Stock ("Senior Stock"). For the purposes of this Certificate of Determination, "Senior Stock" shall be a class or series of Preferred Stock which: (a) entitles the holders of that class or series to a preference as to nonliquidating distributions of equal priority to the Series B Dividend Preference if the annual amount of that preference is in excess of 10% of the price at which any shares of that class or series were issued; or (c) entitles the holders of that class or series to a liquidation preference of equal or greater priority to Series A Liquidation Preference if the amount of that preference exceeds 100% of the price at which any shares of that class or series were issued plus declared and unpaid dividends with respect to that class or series.

14. Notices. Any notice required hereunder to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder at the address shown on the Company's records, or given by such holder to the Company for the purpose of notice.

      RESOLVED FURTHER, that the Chief Executive Officer and the Secretary of the Company be, and they hereby are, authorized and directed to execute, acknowledge, file and record a Certificate of Determination with the California Secretary of State in accordance with the provisions of California law.



                                     -10A-

III. The number of shares being authorized in the series of Preferred Stock designated as "Series B Convertible Preferred Stock, Par Value $1.00" is Four Million Eight Hundred Thousand (4,800,000), of which none are outstanding. No shareholder approval is required.

IV. The board of directors of the Company has voted unanimously to approve this Amended and Restated Certificate of Determination of the Right, Preferences, and Privileges of the Series B Convertible Preferred Stock, $1.00 Par Value.



            [THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]




                                     -11A-

         We declare under penalty of perjury under the laws of the State of California that the information set forth in this Certificate of Determination is true and correct of our own knowledge.

Dated:   September 28, 2001

                                      -----------------------------
                                      Gary Starr
                                      Chief Executive Officer


                                      -----------------------------
                                      Joni Arellanes
                                      Secretary






             [SIGNATURE PAGE TO THE AMENDMENT OF THE CERTIFICATE OF
                            DETERMINATION - SERIES B]




                                     -12A-